UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
September 30, 2008

GERMAN AMERICAN BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

0-11244	35-1547518
(Commission File Number)	(IRS Employer Identification No.)

711 Main Street
Box 810
Jasper, Indiana	47546
(Address of Principal Executive Offices)	(Zip Code)

(812) 482-1314
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2008, German American Bancorp, Inc. (the “Company”) and JPMorgan Chase Bank, N.A. (the “Lender”) executed and delivered to each other an amendment to the Second Amended and Restated Loan and Subordinated Debenture Purchase Agreement dated December 29, 2006, as previously amended in September 2007 (as amended, the "Loan Agreement") between the Lender and the Company. Pursuant to this 2008 amendment, the Company's revolving line of credit established by the Loan Agreement (which was to have expired and become due September 30, 2008) was extended through September 30, 2009, and the amount of the credit available to the Company under the revolving line of credit was reduced from $15 million to $10 million. In addition, the interest rate payable by the Company to the Lender in respect of LIBOR-based advances under the Loan Agreement was increased from LIBOR plus 115 basis points to LIBOR plus 165 basis points, and the Company agreed to pay a non-refundable fee on the unused portion of the maximum amount available under the line of credit of thirty-five basis points per annum, due quarterly in arrears.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC.
Date:  October 6, 2008

By:  /s/Mark A. Schroeder

Mark A. Schroeder
President and Chief Executive Officer